Exhibit 99.0

For Immediate Release	Contact: Bob DeFillippo
February 11, 2003	(973) 802-4149
After 4 p.m.

PRUDENTIAL FINANCIAL, INC. ANNOUNCES 2002 RESULTS

Newark, NJ – Prudential Financial, Inc. (NYSE:PRU) today reported after-tax adjusted operating income for its Financial Services Businesses of $1.182 billion for the year ended December 31, 2002, compared to $826 million for 2001. Adjusted operating income was $2.12 per share of Common Stock in 2002, compared to $1.42 per Common share in 2001 on an equivalent share basis, which assumes that shares issued in the company’s demutualization on December 18, 2001 and its initial public offering of Common Stock were outstanding for the entire 2001 period. Pre-tax adjusted operating income of the Financial Services Businesses was $1.780 billion in 2002, an increase of $431 million from $1.349 billion in 2001.

“Prudential Financial’s progress in its first year as a public company toward its goals of improved results in its core businesses, a lower cost structure, and enhanced returns through effective capital management, is evident in our results. Earnings per Common share, based on after-tax adjusted operating income, was within our originally targeted range for the year, despite the effect of difficult equity market conditions in 2002,” said Chairman and CEO Arthur F. Ryan. “Inclusive of the benefits we expect from our recently announced agreement to acquire American Skandia, we believe that Prudential will achieve Common Stock earnings per share in the range of $2.50 to $2.65 for the year 2003, based on after-tax adjusted operating income. The 2003 expectation assumes continuation of all of Prudential’s existing businesses and appreciation in the S&P 500 index of 8% for the year,” Ryan said. This expectation is subject to change if these assumptions are not realized and as discussed under “Forward Looking Statements” below.

For the fourth quarter of 2002, after-tax adjusted operating income for the Financial Services Businesses was $228 million (43 cents per Common share), compared to $136 million (23 cents per equivalent Common share) for the fourth quarter of 2001. Pre-tax adjusted operating income of the Financial Services Businesses was $324 million for the 2002 fourth quarter, an increase of $108 million from $216 million in the year-ago quarter.

After-tax adjusted operating income excludes realized investment gains, net of losses and related adjustments, results from divested businesses, sales practices remedies and costs, and discontinued operations, as well as demutualization costs and expenses in 2001. Net income of the Financial Services Businesses, which includes the foregoing items, was $679 million ($1.25 per Common share) for the year ended

December 31, 2002, compared to $302 million (52 cents per equivalent Common share) for 2001. Net income of the Financial Services Businesses amounted to losses of $71 million for the fourth quarter of 2002 (10 cents per Common share) and $403 million for the year-ago quarter (69 cents per equivalent Common share). During the fourth quarter of 2002, the Company announced its exit from the European retail securities brokerage business. The results of this business are included in discontinued operations for all periods presented.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its Insurance, Investment, and International Insurance and Investments divisions and its Corporate and Other operations.

The Insurance division reported pre-tax adjusted operating income of $107 million for the fourth quarter of 2002, an increase of $36 million from $71 million in the year-ago quarter. Our Individual Life and Annuities segment reported adjusted operating income of $85 million for the current quarter, a $32 million increase from the year-ago quarter. The segment’s individual life insurance business reported adjusted operating income of $70 million in the current quarter, compared to $31 million in the year-ago quarter which included implementation costs of our expense reduction program amounting to $78 million. A spike in mortality experience in the current quarter had an estimated negative impact of approximately $50 million on adjusted operating income in comparison to the year-ago quarter. The segment’s individual annuity business reported adjusted operating income of $15 million in the current quarter, compared to $22 million in the year-ago quarter. Our Group Insurance segment reported adjusted operating income of $52 million in the current quarter, an increase of $31 million from the year-ago quarter, reflecting more favorable disability claims experience and a lower level of expenses, including consulting costs. Our Property and Casualty Insurance segment reported a loss, on an adjusted operating income basis, of $30 million for the current quarter, compared to a $3 million loss in the year-ago quarter. The current quarter loss included a $33 million write-off of goodwill.

The Investment division reported pre-tax adjusted operating income of $36 million in the fourth quarter of 2002, an increase of $32 million from $4 million in the year-ago quarter. Our Investment Management segment reported adjusted operating income of $27 million for the current quarter, an increase of $8 million from the year-ago quarter. The increase came from a lower level of expenses, reflecting employee termination costs in the year-ago quarter, which more than offset lower fees in the current quarter due to market value declines in our equity assets under management. Our Financial Advisory segment reported a loss, on an adjusted operating income basis, of $28 million for the current quarter, compared to a $39 million loss in the year-ago quarter. The segment’s results for the year-ago quarter included $20 million that Prudential Securities earned as co-manager in the initial public offering of our Common stock, which is offset by a corresponding charge in our Corporate and Other results for that quarter. The decrease in the segment’s loss resulted primarily from our cost reduction measures, which more than offset declines in transaction-based and other revenues. Adjusted operating income from our Retirement and Other Asset Management segments amounted to $37 million in the current quarter, compared to $24 million in the year-ago quarter.

The International Insurance and Investments division reported pre-tax adjusted operating income for the fourth quarter of 2002 of $174 million, an increase of $21 million from $153 million in the year-ago quarter. The International Insurance segment reported adjusted operating income of $180 million for the quarter, compared to $172 million for the year-ago quarter. The segment’s Gibraltar Life operations reported adjusted operating income of $71 million for the current quarter, compared to $77 million for last year’s fourth quarter, which included $6 million of gains from policy surrenders associated with the initial period of operations after its restructuring. Gibraltar Life’s $71 million adjusted operating income for the current quarter reflects increased reserves of about $11 million resulting from stronger policy persistency than we expected at this stage of its operations, as well as a higher level of policy benefits than that of the year’s first nine months. Adjusted operating income from our international insurance operations other than Gibraltar Life was $109 million, up $14 million from the year-ago quarter. The current quarter’s results reflect a favorable impact of $12 million from a change in our estimate of capitalized costs associated with new sales and a negative impact of $8 million, versus the year-ago quarter, from currency fluctuations. Our International Investments segment reported losses, on an adjusted operating income basis, of $6 million in the current quarter and $19 million in the year-ago quarter. The decrease in the segment’s loss reflected a lower expense level in the current quarter. These results exclude our European retail securities brokerage activities, which we reported in discontinued operations for all periods.

Corporate and Other operations resulted in pre-tax adjusted operating income of $7 million in the fourth quarter of 2002, compared to a loss, on an adjusted operating income basis, of $12 million in the year-ago quarter.

Assets under management and administration amounted to $556 billion at December 31, 2002, compared to $590 billion at December 31, 2001. Assets under management were $373 billion at December 31, 2002, a decrease of $15 billion from a year earlier. The decrease reflects the market value declines in our equity assets under management.

The effective tax rate applied to adjusted operating income of the Financial Services Businesses was 33.6% for the full year. The exclusion of our European retail securities brokerage activities, which are now part of discontinued operations, resulted in a reduction of the rate from the 34.5% that was applied during the first nine months of the year. This reduction contributed $13 million to after-tax adjusted operating income for the current quarter.

Net income of the Financial Services Businesses for the fourth quarter of 2002 amounted to a loss of $71 million, compared to a loss of $403 million in the year-ago quarter. Current quarter net income included $278 million of realized investment losses, net of related adjustments, losses of $68 million from divested businesses and a loss of $58 million (net of related taxes) from discontinued operations. The realized losses in the current quarter included losses of $385 million from impairments and sales of credit-impaired securities, which were partially offset by realized gains from fixed maturities, including private bond prepayments. The loss from divested businesses includes a charge of $79 million in connection with a stop-loss reinsurance agreement the company entered into in 2000 when it sold a subsidiary engaged in the commercial property and casualty insurance business. The loss from discontinued operations is primarily attributable to our exit from the European retail securities brokerage business. The net loss of the Financial Services Businesses for the year-ago quarter included realized investment losses, net of related adjustments, of $132 million, reflecting losses of $266 million from impairments and sales of credit-impaired securities, as well as demutualization costs and expenses of $389 million and losses from divested businesses totaling $25 million.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business, which represents results of our Traditional Participating Products segment prior to the demutualization, includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported losses from operations before income taxes of $186 million for the fourth quarter of 2002 and $236 million for the year-ago quarter. Closed Block Business results included net realized investment losses of $205 million in the current quarter and $270 million in the year-ago quarter.

The Closed Block Business reported a fourth quarter 2002 net loss of $122 million, compared to a net loss of $103 million for the year-ago quarter.

For the year ended December 31, 2002, the Closed Block Business reported a $757 million loss from operations before income taxes, compared to a $619 million loss for 2001. The Closed Block Business reported net losses of $485 million for the year ended December 31, 2002 and $456 million for 2001.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net losses of $193 million for the fourth quarter of 2002 and $506 million for the year-ago quarter, and reported net income of $194 million for the year ended December 31, 2002, and a net loss of $154 million for 2001.

Share Repurchase Program

During the fourth quarter of 2002, the company repurchased 8.2 million shares of its Common Stock, at a total cost of approximately $250 million. From the commencement of share repurchases in May, 2002, through December 31, 2002, the company repurchased 26.0 million shares of its Common Stock at a total cost of approximately $800 million. This included 1.7 million shares repurchased and reissued directly to a company deferred compensation plan.

Forward-Looking Statements

Certain of the statements included in this release, including (but not limited to) those in the third paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “intends,” “plans,” “assumes,” “estimates,” “projects,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including without limitation: general economic, market and political conditions, including the performance of financial markets, interest rate fluctuations and the continuing impact of the events of September 11, 2001; volatility in the securities markets; reestimates of our reserves for future policy benefits and claims; our exposure to contingent liabilities; catastrophe losses; investment losses and defaults; changes in our claims-paying or credit ratings; competition in our product lines and for personnel; fluctuations in foreign currency exchange rates and foreign securities markets; risks to our international operations; the impact of changing regulation or adverse litigation results; and changes in tax law. Prudential Financial, Inc. does not intend, and is under no obligation to, update any particular forward-looking statement included in this document. The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2001, should be considered by readers when reviewing forward-looking statements contained in this release.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Wednesday, February 12, 2003, at 11 a.m. ET, to discuss with the investment community the company’s fourth quarter results. The conference call will be broadcast live over the company’s Investor Relations Web site at: http://www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through February 19. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 260-8896 (domestic callers) or (612) 338-1917 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 4:15 p.m. on February 12, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 669819.

Prudential Financial companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.

-Prudential-

Financial Highlights

(in millions, except per share data)

	Three Months Ended December 31		Year Ended December 31
	2002	2001	2002	2001
Financial Services Businesses (FSB) Income Statement Data:

Adjusted Operating Income (1):

Revenues:
Premiums	$2,511	$2,361	$9,509	$8,227
Policy charges and fee income	407	454	1,653	1,803
Net investment income	1,291	1,299	5,193	5,226
Commissions, investment management fees, and other income	976	1,069	4,081	4,263

Total revenues	5,185	5,183	20,436	19,519

Benefits and expenses:
Insurance and annuity benefits	2,548	2,296	9,397	8,259
Interest credited to policyholders’ account balances	444	434	1,707	1,670
Interest expense	36	48	170	326
Other expenses	1,833	2,189	7,382	7,915

Total benefits and expenses	4,861	4,967	18,656	18,170

FSB adjusted operating income before income taxes	324	216	1,780	1,349
Income taxes (2)	96	80	598	523

FSB after-tax adjusted operating income	228	136	1,182	826

Items excluded from FSB adjusted operating income:
Realized investment losses, net of related adjustments	(278)	(132)	(859)	(136)
Sales practices remedies and costs	(20)	—	(20)	—
Divested businesses	(68)	(25)	(80)	(147)
Demutualization costs and expenses	—	(389)	—	(588)

Total items excluded from FSB adjusted operating income before income taxes	(366)	(546)	(959)	(871)
Income taxes, including mutual insurance company tax	(125)	(23)	(518)	(394)

Total items excluded from FSB adjusted operating income, after income taxes	(241)	(523)	(441)	(477)

FSB income (loss) from continuing operations (after tax)	(13)	(387)	741	349
Loss from discontinued operations, net of taxes	(58)	(16)	(62)	(47)

Financial Services Businesses net income (loss)	$(71)	$(403)	$679	$302

Direct equity adjustment for earnings per share calculation (3)	13	—	43	—

Earnings available to holders of Common Stock after direct equity adjustment:

Based on Net Income (loss)	$(58)	$(403)	$722	$302

Based on after-tax adjusted operating income	$241	$136	$1,225	$826

Earnings per share of Common Stock (diluted) (3):

Net income (loss)	$(0.10)	$(0.69)	$1.25	$0.52

FSB after-tax adjusted operating income	0.43	0.23	2.12	1.42

Diluted shares (equivalent share basis prior to demutualization)	565.0	583.7	578.0	583.6

Financial Services Businesses Attributed Equity (as of end of period):

Total attributed equity	$20,562	$19,646
Per share of Common Stock—diluted	36.67	33.59

Attributed equity excluding unrealized gains and losses on investments	$18,394	$18,803
Per share of Common Stock—diluted	32.80	32.15

Number of diluted shares at end of period	560.8	584.8

See footnotes on page 4.

Financial Services Businesses Division Highlights

(in millions, except as otherwise noted)

	Three Months Ended December 31		Year Ended December 31
	2002	2001	2002	2001
Adjusted operating income before income taxes, by Division (1):

Insurance Division	$107	$71	$555	$545
Investment Division	36	4	284	170
International Insurance and Investments Division (4)	174	153	747	570
Corporate and other operations	7	(12)	194	64

Total FSB adjusted operating income before income taxes	$324	$216	$1,780	$1,349

Revenues, by Division (1):

Insurance Division	$2,225	$2,078	$8,495	$8,019
Investment Division	1,491	1,612	6,139	6,607
International Insurance and Investments Division (4)	1,371	1,362	5,400	4,449
Corporate and other operations	98	131	402	444

Total	$5,185	$5,183	$20,436	$19,519

Insurance Division:

Individual Life Insurance Sales (5):
Variable life	$33	$50	$153	$216
Universal life	27	4	70	12
Term life	17	11	62	43

Sub-total	77	65	285	271
Corporate-owned life insurance	15	17	122	199

Total	$92	$82	$407	$470

Fixed and Variable annuities:
Gross sales	$439	$361	$2,000	$1,391

Net redemptions	$(105)	$(231)	$(451)	$(1,181)

Total account value at end of period	$18,734	$21,664

Group Insurance New Annualized Premiums (6):
Group life	$44	$50	$269	$435
Group disability	49	17	160	139

Total	$93	$67	$429	$574

Investment Division:

Investment Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period) (7):
Retail customers	$79.9	$96.5
Institutional customers	85.2	89.1
General account (8)	122.9	113.8

Total Investment Management and Advisory Services	$288.0	$299.4

Mutual Funds and Wrap-Fee Products Sales and Assets Under Management:
Mutual Funds and Wrap-Fee Products Sales:
Gross sales, other than money market	$2,717	$2,499	$11,003	$12,725

Net sales (redemptions), other than money market	$21	$(125)	$174	$1,968

Assets under management at end of period:
Mutual funds	$49,756	$57,809
Wrap-fee products	15,153	17,955
Other managed accounts (9)	16,394	17,575

Total	$81,303	$93,339

Retirement Segment Sales:

Defined Contribution:
Gross sales	$1,085	$782	$3,858	$3,689

Net sales	$179	$144	$610	$267

Guaranteed Products:
Gross sales	$411	$433	$1,467	$2,299

Net withdrawals	$(547)	$(370)	$(2,123)	$(2,073)

See footnotes on page 4.

Financial Services Businesses Division Highlights

(in millions, except per share data or as otherwise noted)

	Three Months Ended December 31		Year Ended December 31
	2002	2001	2002	2001
International Insurance and Investments Division:

International Insurance New Annualized Premiums (10):
Actual exchange rate basis	$202	$196	$743	$692

Constant exchange rate basis	$198	$194	$744	$679

Closed Block Business Data, in millions except per share data (11):

Income Statement Data (12):

Revenues	$1,784	$1,861	$7,121	$7,728
Benefits and expenses	1,970	2,097	7,878	8,347

Loss from operations before income taxes	(186)	(236)	(757)	(619)
Income taxes	(64)	(133)	(272)	(163)

Closed Block Business net loss	$(122)	$(103)	$(485)	$(456)

Direct equity adjustment for earnings per share calculation (3)	(13)	—	(43)	—

Earnings available to holders of Class B Stock after direct equity adjustment	$(135)	$(103)	$(528)	$(456)

Net loss per share of Class B Stock	$(67.50)		$(264.00)

Weighted average diluted shares outstanding during period	2.0		2.0

Closed Block Business Attributed Equity (as of end of period):

Total attributed equity	$768	$807
Per Share of Class B Stock	384.00	403.50

Attributed equity excluding unrealized gains and losses on investments	$103	$423
Per Share of Class B Stock	51.50	211.50

Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:

Consolidated Income Statement Data:

Total revenues	$6,675	$6,880	$26,675	$27,071
Total benefits and expenses	6,903	7,446	26,611	27,212

Income (loss) from operations before income taxes	(228)	(566)	64	(141)
Income taxes	(93)	(76)	(192)	(34)

Income (loss) from continuing operations	(135)	(490)	256	(107)
Loss from discontinued operations, net of taxes	(58)	(16)	(62)	(47)

Consolidated net income (loss)	$(193)	$(506)	$194	$(154)

Net income (loss):

Financial Services Businesses	$(71)	$(403)	$679	$302
Closed Block Business	(122)	(103)	(485)	(456)

Consolidated net income (loss)	$(193)	$(506)	$194	$(154)

Assets and Asset Management Information (as of end of period, in billions)

Total assets	$292.7	$293.0
Assets under management (at fair market value):
Managed by Investment Division:
Investment Management Segment—Investment Management and Advisory Services (8)	$288.0	$299.4
Non-proprietary wrap-fee products and other assets under management	33.0	41.2

Total Managed by Investment Division	321.0	340.6
Managed by International Insurance and Investments Division (8)	43.6	39.3
Managed by Insurance Division	8.8	8.1

Total assets under management	373.4	388.0
Client assets under administration	182.2	201.6

Total assets under management and administration	$555.6	$589.6

See footnotes on page 4.

(1)	Adjusted operating income is a non-GAAP measure that excludes realized investment gains, net of losses and related adjustments; results of divested businesses and discontinued operations; sales practices remedies and costs; and demutualization costs and expenses. Revenues and benefits and expenses shown as components of adjusted operating income, and for the divisions of the Financial Services Businesses, are presented on the same basis as pre-tax adjusted operating income and exclude these items as well. Adjusted operating income should not be viewed as a substitute for net income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The excluded items are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Income taxes applicable to pre-tax adjusted operating income, excluding mutual insurance company tax.

(3)	Prudential Financial, Inc.’s initial public offering and the demutualization of The Prudential Insurance Company of America became effective on December 18, 2001. For the 2001 periods, earnings per share data are presented on a pro forma basis that assumes that shares issued in the initial public offering, including those issued as a result of the subsequent exercise by underwriters of options to acquire additional shares, and shares distributed as demutualization consideration to policyholders, were outstanding for all such periods. Earnings used in per-share calculations for the 2001 periods have not been adjusted to reflect the demutualization or related transactions, including the establishment of the Closed Block Business. For periods subsequent to 2001, earnings per share is based on the weighted average number of diluted shares outstanding. Stock options are included in the number of diluted shares for the period they are outstanding based on the treasury stock method.

Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. For periods subsequent to the date of demutualization, cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(4)	International Insurance and Investments division results include Gibraltar Life, which has adopted a November 30 fiscal year end, from April 2, 2001, the date of its reorganization, through November 30, 2001 and December 1, 2001 through November 30, 2002.

(5)	Statutory first year premiums and deposits.

(6)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts.

(7)	Reflects reclassification of amounts by client category as of January 1, 2002, based on internal management criteria, which reduced the amount attributed to retail customers by $3.3 billion and increased the amounts attributed to institutional customers and the general account by $2.8 billion and $0.5 billion, respectively.

(8)	Reflects Investment Management segment’s assumption, as of the second quarter of 2002, of management of $3.5 billion of assets which were previously reflected in assets managed by the International Insurance and Investments division.

(9)	Includes amounts under both management and administration for certain Prudential Securities’ programs and unit investment trusts.

(10)	Annualized new business premiums. Actual amounts reflect the impact of currency fluctuations. Constant exchange rates amounts are based on the average exchange rates for the year ended December 31, 2002.

(11)	Amounts shown for the Closed Block Business for the 2001 periods represent results of the Traditional Participating Products segment. Results for the 2002 periods for the Closed Block Business reflect the transfer of $5.6 billion of net assets to the Financial Services Businesses at the date of demutualization.

(12)	Beginning in 2002, management no longer uses adjusted operating income as the measure to assess operating performance of the Closed Block Business. Consequently, only GAAP basis results of the Closed Block Business are presented for all periods.